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                        FIDUCIARY CAPITAL PARTNERS, L.P.
                        --------------------------------

                        STATEMENT OF COMPUTATION OF NET
                         INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT


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
                                                 For the Three Months            For the Six Months
                                                 Ended September 30,             Ended September 30,
                                             --------------------------      --------------------------
                                                 1998           1997            1998            1997
                                             ----------      ----------      ----------      ----------

Net Investment Income                        $   44,745      $  159,743      $  129,001      $  537,908

Percentage Allocable to Limited Partners             99%             99%             99%             99%
                                             ----------      ----------      ----------      ----------

Net Investment Income Allocable
   to Limited Partners                       $   44,298      $  158,146      $  127,711      $  532,529
                                             ==========      ==========      ==========      ==========

Weighted Average Number of Limited
   Partnership Units Outstanding              1,201,564       1,299,176       1,201,564       1,299,176
                                             ==========      ==========      ==========      ==========

Net Investment Income Per Limited
   Partnership Unit                          $      .04      $      .12      $      .11      $      .41
                                             ==========      ==========      ==========      ==========
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